Exhibit 5.1

December 21, 2016

MACOM Technology Solutions Holdings, Inc.

100 Chelmsford Street

Lowell, Massachusetts 01851

Ladies and Gentlemen:

We have acted as counsel to MACOM Technology Solutions Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 10,509,864 shares of the common stock, $0.001 par value per share, of the Company (the “Securities”) to be issued by the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated as of November 21, 2016, by and among the Company, Montana Merger Sub I, Inc., a Delaware corporation, Montana Merger Sub II, LLC, a Delaware limited liability company, and Applied Micro Circuits Corporation, a Delaware corporation (the “Merger Agreement”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and, when issued and delivered pursuant to the terms of the Merger Agreement, will be, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP